Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 15, 2012

among

CHAPARRAL ENERGY, INC.

as Issuer,

The GUARANTORS named therein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

7.625% Senior Notes due 2022

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 15, 2012, by and among Chaparral Energy, Inc., a Delaware corporation (the “Issuer”), the Guarantors under the Indenture referred to below, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Guarantors and the Trustee are parties to that certain Indenture dated as of May 2, 2012 (the “Indenture”), that governs the Issuer’s existing outstanding $400,000,000 aggregate principal amount of 7.625% Senior Notes due 2022 (the “Initial Notes”);

WHEREAS, Section 2.1(d) of the Indenture provides that the Issuer shall be entitled, subject to its compliance with Section 4.12 of the Indenture, to issue Additional Notes ranking pari passu with the Initial Notes without notice to or consent of the Holders having the same terms as to status, redemption or otherwise as the Initial Notes, and that such Additional Notes shall be issued with the benefit of an indenture supplemental to the Indenture;

WHEREAS, the Issuer and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $150,000,000 in aggregate principal amount of Additional Notes having the same terms as to status, redemption or otherwise as the Initial Notes (the “New Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with; and

WHEREAS, in accordance with Sections 2.2, Section 9.6, and 11.4 of the Indenture, the Issuer has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture, that the issuance of the New Notes does not give rise to an Event of Default, complies with the Indenture, and has been duly authorized by the Issuer, that this Supplemental Indenture complies with the provisions of the Indenture and that all conditions precedent and covenants, if any, provided for in the Indenture relating to the execution of this Supplemental Indenture have been satisfied.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. New Notes. As of the date hereof, the Issuer hereby creates and issues the New Notes under the Indenture, having the same terms as the Initial Notes, at an issue price of 104.5%, plus accrued and unpaid interest from November 15, 2012. The New Notes will be consolidated with and form a single class with the Initial Notes for all purpose of the Indenture. The New Notes and the Trustee’s certificate of authentication relating thereto shall be substantially in the form of Exhibit A hereto. The first interest payment date of the New Notes will be May 15, 2013. The New Notes will, when issued, be considered Notes issued pursuant to the Indenture for all purposes thereunder and will be subject to and take benefit of all the terms, conditions and provisions of the Indenture.

3. Authentication of New Notes. The Trustee shall, pursuant to an Authentication Order delivered in accordance with Section 2.2 of the Indenture, authenticate the New Notes.

4. CUSIP. The CUSIP numbers for the New Notes sold by the initial purchasers of the New Notes in reliance on Rule 144A and Regulation S shall be 15942RAE9 and U16002AG9, respectively.

5. Restricted Notes. The Global Notes evidencing the New Notes shall initially bear the Global Note Legend, the Private Placement Legend and, in the case of the Regulation S Global Note evidencing the New Notes, a Regulation S Temporary Global Note Legend, and shall be sold by the initial purchasers of the New Notes in reliance on Rule 144A or Regulation S.

6. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and thereby.

7. Severability. In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.

9. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. The Trustee. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture or the New Notes, and it shall not be accountable for the Issuer’s use of the proceeds from the New Notes, and it shall not be responsible for any statement of the Issuer in this Supplemental Indenture or the New Notes other than the Trustee’s certificate of authentication.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	President and Chief Executive Officer

GUARANTORS:

CHAPARRAL ENERGY, L.L.C.
CHAPARRAL RESOURCES, L.L.C.
CHAPARRAL CO2, L.L.C.
CEI ACQUISITION, L.L.C.
CEI PIPELINE, L.L.C.
CHAPARRAL EXPLORATION, L.L.C.
ROADRUNNER DRILLING, L.L.C.
CHAPARRAL REAL ESTATE, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager

GREEN COUNTRY SUPPLY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

Exhibit A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP No.: [            ]

CHAPARRAL ENERGY, INC.

7.625% Senior Note due 2022

No. [ ]	[$ ]

CHAPARRAL ENERGY, INC., a Delaware corporation (the “Issuer,” which term includes any successor entities), for value received promises to pay to CEDE & CO. or registered assigns the principal sum of [            ] Dollars on November 15, 2022.

Interest Payment Dates: May 15 and November 15, commencing May 15, 2013.

Record Dates: May 1 and November 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

CHAPARRAL ENERGY, INC.

By:
Name:
Title:

Dated:

Certificate of Authentication

This is one of the 7.625% Senior Notes due 2022 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date of Authentication:

(REVERSE OF SECURITY)

7.625% Senior Note due 2022

(1) Interest. CHAPARRAL ENERGY, INC. (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum shown above and Liquidated Damages, if any, payable pursuant to Section 2(d) of the Registration Rights Agreement referred to below. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from November 15, 2012. The Issuer will pay interest and Liquidated Damages, if any, semi-annually in arrears on each Interest Payment Date, commencing May 15, 2013. Interest will be computed on the basis of a 360-day year of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed.

The Issuer shall pay interest on overdue principal and on overdue installments of interest and Liquidated Damages, if any, from time to time on demand at a rate of 0.5 percentage points per annum in excess of the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

(2) Method of Payment. The Issuer shall pay interest and Liquidated Damages, if any, on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are canceled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium and Liquidated Damages, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

(3) Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of May 2,

2012, as supplemented by the First Supplemental Indenture dated November 15, 2012 (the “Indenture”), among the Issuer, the Guarantors and the Trustee. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 7.625% Senior Notes due 2022 (the “Notes”). The Notes include any Additional Notes. The Notes and any Additional Notes are treated as a single class of securities under the Indenture. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and said Act for a statement of them. The Notes are general unsecured obligations of the Issuer. Payment on each Note is guaranteed on a senior basis by the Subsidiary Guarantors pursuant to Article 12 of the Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time in accordance with its terms.

(5) Redemption. (a) Except as set forth in Sections 3.3(b), (c) and (d) of the Indenture, the Issuer will not be entitled to redeem the Notes at its option prior to May 15, 2017. The Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, on and after May 15, 2017, upon not less than 30 nor more than 60 days’ prior notice, at the following

Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 15 of the years set forth below, plus, in each case, unpaid accrued interest and Liquidated Damages, if any, thereon to the date of redemption:

Year	Percentage
2017	103.813%
2018	102.542%
2019	101.271%
2020 and thereafter	100.000%

(b) At any time, or from time to time, on or prior to May 15, 2015, the Issuer may, at its option, use all or a portion of the Net Cash Proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest and Liquidated Damages, if any, thereon to the date of redemption; provided that: (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture on the Issue Date remains outstanding immediately after giving effect to any such redemption; and (2) the Issuer makes such redemption not more than 90 days after the consummation of any such Equity Offering.

(c) In addition, the Notes may be redeemed, in whole or in part, at any time prior to May 15, 2017 at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(d) Further, if a Change of Control occurs at any time on or prior to June 1, 2013, the Issuer may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 110.000% of the principal amount of the Notes, plus unpaid accrued interest and Liquidated Damages, if any, thereon to the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). If the Issuer exercises the Change of Control redemption right pursuant to Section 3.3(d) of the Indenture, it may elect not to make the Change of Control Offer pursuant to Section 4.15 of the Indenture unless it defaults in payments due upon redemption.

(6) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address. Notes in denominations larger than $2,000 may be redeemed in part.

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued interest and Liquidated Damages, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued interest and Liquidated Damages, if any.

(7) Offers to Purchase. Sections 4.15 and 4.16 of the Indenture provide that, upon the occurrence of a Change of Control (as defined in the Indenture) and after certain Asset Dispositions (as defined in the Indenture), and subject to further limitations contained therein, the Issuer will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

(8) Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, and (except Notes issued as payment of Interest) in denominations of at least $2,000 and integral multiples of $1,000 thereafter. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

(9) Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes.

(10) Unclaimed Money. If money for the payment of principal or interest remains unclaimed for one year, the Trustee and the Paying Agent will pay the money back to the Issuer. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

(11) Discharge Prior to Redemption or Maturity. If the Issuer at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and comply with the other provisions of the Indenture relating thereto, the Issuer will be discharged from certain provisions of the Indenture and the Notes (including certain covenants, but including, under certain circumstances, its obligation to pay the principal of and interest on the Notes but without affecting the rights of the Holders to receive such amounts from such deposits).

(12) Amendment; Supplement; Waiver. Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes or the Subsidiary Guarantees may be amended or supplemented with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, and any past Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA or comply with Article V of the Indenture or make any other change that does not adversely affect the rights of any Holder of a Note.

(13) Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of their Capital Stock or certain Indebtedness, make certain Investments, create or incur liens, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, issue Preferred Stock of their Restricted Subsidiaries, and on the ability of the Issuer and its Restricted Subsidiaries to merge or consolidate with any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Issuer’s and its Restricted Subsidiaries’ assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.6 of the Indenture, the Issuer must annually report to the Trustee on compliance with such limitations.

(14) Successors. When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, the predecessor, subject to certain exceptions, will be released from those obligations.

(15) Defaults and Remedies. Except as set forth in the Indenture, if an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity or security satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium or Liquidated Damages, if any, or interest when due, for any reason or a Default in compliance with Article V of the Indenture) if it determines that withholding notice is in their interest.

(16) Trustee Dealings with Issuer. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its respective Subsidiaries or its respective Affiliates as if it were not the Trustee.

(17) No Recourse Against Others. No partner, director, officer, employee or stockholder, as such, of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(18) Subsidiary Guarantees. This Note will be entitled to the benefits of certain Subsidiary Guarantees, if any, made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Subsidiary Guarantors, the Trustee and the Holders.

(19) Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

(20) Governing Law. This Note and the Indenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Note.

(21) Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(22) Additional Rights of Holders. In addition to the rights provided to Holders of Notes under the Indenture, Holders of this Note will have all the rights set forth in the Registration Rights Agreement dated as of November 15, 2012, among the Issuer, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders thereof will have the rights set forth in one or more registration rights agreements, if any, among the Issuer, the Guarantors and the other parties thereto, relating to rights given by the Issuer and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(22) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

The Issuer will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture, which has the text of this Note, and/or the Registration Rights Agreement. Requests may be made to: Chaparral Energy, Inc., 701 Cedar Lake Boulevard, Oklahoma City, OK 73114.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and

social security or tax ID number of assignee)

and irrevocably appoint                             , agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:                                     Signed:

                                                                 (Sign exactly as your name appears

                                                                 on the other side of this Note)

Signature Guarantee:

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) May 2, 2014, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer:

[Check One]

(1)	—	to the Issuer or a subsidiary thereof; or

(2)	—	pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

(3)	—	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	—	outside the United states to a “foreign person” in compliance with Rule 904 of Regulation S under the Securities Act of 1933, as amended; or

(5)	—	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, as amended; or

(6)	—	pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

(7)	—	pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”):

The transferee is an Affiliate of the Issuer.

Unless one of the items is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.6 of the Indenture shall have been satisfied; provided, however, that if item (3), (4), (5) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended.

Dated:                                                      Signed:

                                                                                          (Sign exactly as your name appears

                                                                                          on the other side of this Note)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

[OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box:

Section 4.15 [            ]                 Change of Control Offer

Section 4.16 [            ]                 Limitation on Sales of Assets and Subsidiary Stock

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Dated:

NOTICE: The signature on this

assignment must correspond with

the name as it appears upon the

face of the within Note in every

particular without alteration

or enlargement or any change

whatsoever and be guaranteed.

Signature Guarantee: